Exhibit 99.1

TELEPHONE AND DATA SYSTEMS™
Excellence in Communications Services

30 North LaSalle Street, Suite 4000, Chicago, IL 60602
Office: 312-630-1900 • Fax: 312-630-9299

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS REACHES AGREEMENT WITH SHAREHOLDER ON BOARD NOMINEES FOR 2009 ANNUAL MEETING

CHICAGO, IL — April 27, 2009 — Telephone and Data Systems, Inc. (NYSE: TDS, TDS.S) today announced that it has reached an agreement with GAMCO Asset Management Inc., which owns shares of TDS on behalf of its clients, relating to TDS’ board nominees for the 2009 annual meeting. Under the agreement, GAMCO withdrew its previous notice that it would nominate four persons as directors for election by the holders of Common Shares and Special Common Shares and will vote all of its shares for four persons nominated by the TDS board of directors.

As a result of the settlement agreement, the four persons nominated by the TDS board of directors for election by the holders of Common Shares and Special Common Shares include incumbent directors Christopher D. O’Leary and Herbert S. Wander, and GAMCO nominees Clarence A. Davis and Gary L. Sugarman.

“We believe that the agreement with GAMCO is in the best interests of TDS shareholders,” said LeRoy T. Carlson, Jr., TDS president and CEO. “We welcome the new directors and will work with them to continue to provide outstanding communications services to our customers, which in turn should build long-term value for shareholders. The agreement with GAMCO permits us to focus fully on our business and avoid the costs and distractions of a proxy contest.”

GAMCO and its affiliates own approximately 9.5 percent and 6.0 percent, respectively, of the Common Shares and Special Common Shares of TDS.

As a result of the settlement agreement, incumbent directors James Barr III and Gregory P. Josefowicz will step down from the TDS board of directors when their terms expire at the 2009 annual meeting. However, as the controlling shareholder of United States Cellular Corporation (NYSE: USM), TDS has determined to vote to add such persons to the board of directors of U.S. Cellular at the 2009 U.S. Cellular annual meeting.

“Based on our experience, we believe that Jim Barr and Greg Josefowicz are outstanding directors and, in order to permit the TDS companies to continue to benefit from their background and insights, TDS will vote to add Jim and Greg to the board of directors of U.S. Cellular at the 2009 U.S. Cellular annual meeting,” said LeRoy T. Carlson, Jr.

In addition, as a result of the settlement agreement, Mitchell H. Saranow, an incumbent TDS director who was previously elected by the holders of Common Shares and Special Common Shares, was instead nominated for election by the holders of Series A Common Shares and Preferred Shares at the 2009 TDS annual meeting.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to nearly 7.4 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 12,500 employees as of Dec. 31, 2008. For more information about TDS, visit www.teldta.com.

About U.S. Cellular®

United States Cellular Corporation, the nation’s fifth-largest, full-service wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to nearly 6.2 million customers in 26 states. The Chicago-based company employed 8,500 full-time equivalent associates as of Dec. 31, 2008. For more information about U.S. Cellular, visit www.uscellular.com.

IMPORTANT INFORMATION:  TDS will be filing a definitive proxy statement relating to the 2009 annual meeting reflecting the foregoing.  Information concerning participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise has previously been filed with the SEC and will be included in such definitive proxy statement to the extent required by SEC rules.  The 2009 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS as provided on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2009 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

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